Exhibit (r)

FS INVESTMENT CORPORATION II

FORM OF

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER

TRADING

[ ], 2012

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Statement on the Prohibition of Insider Trading	17
- Summary of the Corporation’s Business Activities	17
- Background	17
- Policy	18
- Who is an Insider?	19
- What is Material Information?	19
- What is Non- public Information?	19
- Bases for Liability	20
- Penalties for Insider Trading	20
- Controlling the Flow of Sensitive Information	21

Administration of the Code	23

Sanctions for Code Violations	23

Application/Waivers	23

Records	24

Revisions and Amendments	24

Appendices

Code Acknowledgment Form	A-1

Pre- Clearance Form	B-1

Initial Holdings Report	C-1

Quarterly Transaction Report	D-1

Annual Holdings Report	E-1

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

INTRODUCTION

Ethics are important to FS Investment Corporation II (the “Corporation”, “our”, “us”, or “we”) and to its management. The Corporation is committed to the highest ethical standards and to conducting its business with the highest level of integrity.

All officers, directors and employees of the Corporation and its investment adviser, FSIC II Advisor, LLC (the “investment adviser”), are responsible for maintaining this level of integrity and for complying with the policies contained in this Code. If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with the Corporation’s Chief Compliance Officer or any member of the Corporation’s management, or follow the procedures outlined in applicable sections of this Code.

This Code of Business Conduct, Ethics and Statement on the Prohibition of Insider Trading (collectively, the “Code”) has been adopted by the Board of Directors of the Corporation in accordance with Rule 17j-l(c) under the Investment Company Act of 1940, as amended (the “1940 Act”), Item 406 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the May 9, 1994 Report of the Advisory Group on Personal Investing by the Investment Company Institute. Rule 17j-l generally describes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by business development companies if effected by access persons of such companies.

PURPOSE OF THE CODE

This Code is intended to:

•	help you recognize ethical issues and take the appropriate steps to resolve these issues;

•	deter ethical violations to avoid any abuse of position of trust and responsibility;

•	maintain confidentiality of our business activities;

•	assist you in complying with applicable securities laws;

•	assist you in reporting any unethical or illegal conduct; and

•	reaffirm and promote our commitment to a corporate culture that values honesty, integrity and accountability.

Further, it is the policy of the Corporation that no affiliated person of our organization shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by the Corporation:

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

•	employ any device, scheme or artifice to defraud us;

•	make any untrue statement of a material fact or omit to state to us a material fact in order to make the statement made, in light of the circumstances under which it is made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon us; or

•	engage in any manipulative practices with respect to our business activities.

All officers, directors and employees, as a condition of employment or continued employment or service to the Corporation and its investment adviser, as applicable, will acknowledge annually, in writing, that they have received a copy of this Code, read it, and understand that the Code contains our expectations regarding their conduct.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

PRINCIPLES OF BUSINESS CONDUCT

All officers, directors and employees of the Corporation and its investment adviser will be subject to the following guidelines covering business conduct:

Conflicts of Interest

You must avoid any conflict, or the appearance of a conflict, between your personal interests and our interests. A conflict exists when your personal interests in any way interfere with our interests, or when you take any action or have any interests that may make it difficult for you to perform your job objectively and effectively. For example, a conflict of interest probably exists if:

•	you cause us or the investment adviser to enter into business relationships with you or a member of your family, or invest in companies affiliated with you or a member of your family;

•	you use any non-public information about us or the investment adviser, our customers or our other business partners for your personal gain, or the gain of a member of your family; or

•	you use or communicate confidential information obtained in the course of your work for your or another’s personal benefit.

Corporate Opportunities

Each of us has a duty to advance the legitimate interests of the Corporation when the opportunity to do so presents itself. Therefore, you may not:

•

take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with us or the investment adviser, or through the use of either’s property or information;

•	use our or the investment adviser’s property, information, or position for your personal gain or the gain of a family member; or

•	compete, or prepare to compete, with us or the investment adviser.

Confidentiality

You must not disclose confidential information regarding us, the investment adviser, our affiliates, our lenders, our clients, or our other business partners, unless disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of the Corporation, our affiliates, our lenders, our clients, or our other business partners. This obligation continues even after you leave the Corporation, until the information becomes publicly available.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Fair Dealing

You must endeavor to deal fairly with our customers, suppliers and business partners, or any other companies or individuals with whom we do business or come into contact with, including fellow employees and our competitors. You must not take unfair advantage of these or other parties by means of:

•	manipulation;

•	concealment;

•	abuse of privileged information;

•	misrepresentation of material facts; or

•	any other unfair-dealing practice.

Protection and Proper Use of Corporation Assets

Our assets are to be used only for legitimate business purposes. You should protect our assets and ensure that they are used efficiently.

Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.

Compliance with Applicable Laws, Rules and Regulations

Each of us has a duty to comply with all laws, rules and regulations that apply to our business. Please talk to our Chief Compliance Officer if you have any questions about how to comply with the above regulations and other laws, rules and regulations.

In addition, we expect you to comply with all our policies and procedures that apply to you. We may modify or update our policies and procedures in the future, and may adopt new company policies and procedures from time to time. You are also expected to observe the terms of any confidentiality agreement, employment agreement or other similar agreement that applies to you.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Equal Opportunity, Harassment

We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, marital status, or any other status protected by law.

Gifts

Gifts can appear to compromise the integrity and honesty of our personnel. On the other hand, business colleagues often wish to provide small gifts to others as a way of demonstrating appreciation or interest. We have attempted to balance these considerations in the policy which follows.

No officers, directors or employees of the Corporation or its investment adviser shall accept a gift or other thing of more than de minimis value ($100 or less) from any person or entity that does business with, or is soliciting business from, the Corporation. Gifts exceeding that amount per person must be returned and the gift, its approximate value and its disposition reported to the Chief Compliance Officer. Officers, directors and employees of the Corporation and its investment adviser may accept gifts in the form of customary business entertainment (meals, tickets to sporting or other entertainment events) so long as the giver will be present at the entertainment. Gifts to the firm as a whole or to an entire department (for example, accounting, analysts, etc.) may exceed the $100 limitation, but such gifts must be approved by the Chief Compliance Officer.

All gifts shall be reflected in a gift log, containing a basic description of the gift, a good faith estimate of the value of the gift, and a description of its disposition, i.e., accepted, rejected, returned to sender, etc.

Solicitation of gifts is strictly prohibited.

Standards for giving gifts are identical to those governing the acceptance of gifts (that is they should be restricted to items worth $100 or less). On the whole, good taste and judgment must be exercised in both the receipt and giving of gifts. Every person subject to this Code must avoid gifts or entertainment that would compromise the Corporation’s standing or reputation. If you are offered or receive any gift which is either prohibited or questionable, you must inform the Chief Compliance Officer immediately.

Accuracy of Corporation Records

We require honest and accurate recording and reporting of information in order to make responsible business decisions. This includes such data as quality, safety, and personnel records, as well as financial records.

All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to our system of internal controls.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Retaining Business Communications

The law requires us to maintain certain types of corporate records, usually for specified periods of time. Failure to retain those records for those minimum periods could subject us to penalties and fines, cause the loss of rights, obstruct justice, place us in contempt of court, or seriously disadvantage us in litigation.

From time to time we establish retention or destruction policies in order to ensure legal compliance. We expect you to fully comply with any published records retention or destruction policies, provided that you should note the following exception: If you believe, or we inform you, that our records are relevant to any litigation or governmental action, or any potential litigation or action, then you must preserve those records until we determine the records are no longer needed. This exception supersedes any previously or subsequently established destruction policies for those records. If you believe that this exception may apply, or have any questions regarding the possible applicability of that exception, please contact our Chief Compliance Officer.

Outside Employment

Without the written consent of the Chief Executive Officer of the Corporation, no officer or employee is permitted to:

•	engage in any other financial services business for profit;

•	be employed or compensated by any other business for work performed; or

•

have a significant (more than 5% equity) interest in any other financial services business, including, but not limited to, banks, brokerages, investment advisers, insurance companies or any other similar business.

Requests for outside employment waivers should be made in writing to the Chief Executive Officer with a copy to the Chief Compliance Officer.

Service as a Director

No officer or employee shall serve as a director or officer of any organization, other than a charitable organization, without prior written authorization from the Chief Compliance Officer. Any request to serve on the Board of such an organization must include the name of the entity and its business, the names of the other Board members, and a general reason for the request. The Chief Compliance Officer shall consult with the Chief Executive Officer in connection with such request.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Political Contributions

Persons associated with the Corporation or any of its affiliated organizations, including its investment adviser, may direct personal funds as contributions to political action committees or political candidates; however, any amount contributed in excess of $150 (regardless of whether one may vote for the candidate) must be pre-approved by the Chief Executive Officer or Chief Compliance Officer, or their designee. Persons associated with the Corporation or its investment adviser will be required to disclose any political contributions made no less frequently than annually. Directors who do not also serve as officers of the Corporation or the investment adviser are not subject to the pre-clearance or annual disclosure requirements.

Media Relations

We must speak with a unified voice in all dealings with the press and other media. As a result, our Chief Executive Officer, or his designee, is the sole contact for media seeking information about the Corporation. Any requests from the media must be referred to our Chief Executive Officer, or his designee.

Intellectual Property Information

Information generated in our business is a valuable asset. Protecting this information plays an important role in our growth and ability to compete. Such information includes business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; lender and other business partner lists. Officers, directors and employees of the Corporation and its investment adviser who have access to our intellectual property information are obligated to safeguard it from unauthorized access and:

•	Not disclose this information to persons outside of the Corporation;

•	Not use this information for personal benefit or the benefit of persons outside of the Corporation; and

•	Not share this information with other officers, directors and employees except on a legitimate “need to know” basis.

Internet and E-Mail Policy

We provide an e-mail system and Internet access to certain of our employees to help them do their work. You may use the e-mail system and the Internet only for legitimate business purposes in the course of your duties. Incidental and occasional personal use is permitted, but never for personal gain or any improper or illegal use. Further, you are prohibited from discussing or posting information regarding the Corporation in any external electronic forum, including Internet chat rooms, electronic bulletin boards or social media sites.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Reporting Violations and Complaint Handling

You are responsible for compliance with the rules, standards and principles described in this Code. In addition, you should be alert to possible violations of the Code by the Corporation’s or the investment adviser’s employees, officers and directors, and you are expected to report a violation promptly. Normally, reports should be made to one’s immediate supervisor. Under some circumstances, it may be impractical or you may feel uncomfortable raising a matter with your supervisor. In those instances, you are encouraged to contact our Chief Compliance Officer who will investigate and report the matter to our Chief Executive Officer and/or Board of Directors, as the circumstance dictates. You will also be expected to cooperate in an investigation of a violation.

Anyone who has a concern about our conduct, the conduct of an officer, director or employee of the Corporation or its investment adviser or our accounting, internal accounting controls or auditing matters, may communicate that concern to the Audit Committee of the Board of Directors by direct communication with our Chief Compliance Officer or by email or in writing. All reported concerns shall be forwarded to the Audit Committee and will be simultaneously addressed by our Chief Compliance Officer in the same way that other concerns are addressed by us. The status of all outstanding concerns forwarded to the Audit Committee will be reported on a quarterly basis by our Chief Compliance Officer. The Audit Committee may direct that certain matters be presented to the full board and may also direct special treatment, including the retention of outside advisors or counsel, for any concern reported to it.

All reports will be investigated and, whenever possible, requests for confidentiality shall be honored. And, while anonymous reports will be accepted, please understand that anonymity may hinder or impede the investigation of a report. All cases of questionable activity or improper actions will be reviewed for appropriate action, discipline or corrective actions. Whenever possible, we will keep confidential the identity of employees, officers or directors who are accused of violations, unless or until it has been determined that a violation has occurred.

There will be no reprisal, retaliation or adverse action taken against any officer, director or employee who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

For reporting concerns about the Corporation’s or its investment adviser’s conduct, the conduct of an officer, director or employee of the Corporation or its investment adviser, or about the Corporation’s or its investment adviser’s accounting, internal accounting controls or auditing matters, you may use the following means of communication:

ADDRESS:	FS Investment Corporation II
Cira Centre
2929 Arch Street, Suite 675
Philadelphia, PA 19104

In the case of a confidential, anonymous submission, employees should set forth their concerns in writing and forward them in a sealed envelope to the Chairperson of the Audit Committee, in care of our Chief Compliance Officer, such envelope to be labeled with a legend such as: “To be opened by the Audit Committee only.”

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

CODE OF ETHICS

The persons specified in the following discussion will be subject to the provisions of the Code of Ethics (“CofE”).

Scope of the Code of Ethics

In order to prevent the Corporation’s Access Persons, as defined below, from engaging in any of these prohibited acts, practices or courses of business, the Board of Directors of the Corporation has adopted this CofE.

Definitions

Access Person. “Access Person” means all directors, officers, employees and Advisory Persons of the Corporation and its investment adviser; provided, however, that the term “Access Person” will not include a “Disinterested Director” (as defined below).

Advisory Person. “Advisory Person” means: (i) any director, officer or employee of the Corporation or its investment adviser or of any company in a control relationship to the Corporation, who, in connection with his or her regular duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by the Corporation, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Corporation who obtains information concerning recommendations made to the Corporation with regard to the purchase or sale of a Covered Security. An “Advisory Person” shall not include a “Disinterested Director” (as defined below).

Automatic Investment Plan. “Automatic Investment Plan” refers to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

Beneficial Interest. “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributed economic support.

Beneficial Ownership. “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Exchange Act, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Blackout Period. “Blackout Period” shall mean that timeframe in which the Corporation or an Access Person may not engage in trading in an issue, or its related securities, appearing on the Corporation Restricted List as described below.

Control. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

Covered Security. “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; and (iii) shares issued by registered open-end investment companies (i.e., mutual funds); however, exchange traded funds structured as unit investment trusts or open-end funds are considered “Covered Securities”.

Disinterested Director. “Disinterested Director” means a director of the Corporation who is not an “interested person” of the Corporation within the meaning of Section 2(a)(19) of the 1940 Act.

Initial Public Offering. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Limited Offering. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

Purchase or Sale of a Covered Security. “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a Covered Security, or the use of a derivative product to take a position in a Covered Security.

Restricted List. The Restricted List identifies those securities which the Corporation or its Access Persons may not trade due to some restriction under the securities laws whereby the Corporation or its Access Persons may be deemed to possess material non-public information (as it is described within the following “Statement on the Prohibition of Insider Trading”) about the issuer of such securities.

Supervised Person. A “Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of any entity that provides investment advice on behalf of the Corporation and is subject to the supervision and control of the Corporation; provided, however, that the term “Supervised Person” shall not include a “Disinterested Director” (as defined above).

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Standards of Conduct

1. No Access Person, Supervised Person or Disinterested Director shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of the Corporation or its stockholders; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Corporation, or any of its affiliates, in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Corporation and its stockholders.

2. Any Access Person recommending or authorizing the purchase or sale of a Covered Security by the Corporation shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

3. No Access Person, Supervised Person or Disinterested Director shall dispense any information concerning securities holdings or securities transactions of the Corporation to anyone outside the Corporation without obtaining prior written approval from our Chief Compliance Officer, or such person or persons as our Chief Compliance Officer may designate to act on his or her behalf. Notwithstanding the preceding sentence, such Access Person or Supervised Person may dispense such information without obtaining prior written approval:

•	when there is a public report containing the same information;

•	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Corporation and its affiliates; or

•	in the ordinary course of his or her duties on behalf of the Corporation.

4. All personal securities transactions should be conducted consistent with this CofE and in such manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within the Corporation.

Prohibited Transactions

1. General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Covered Security (including any security issued by the issuer of such Covered Security) in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale is being considered for purchase or sale by the Corporation, or is held in the Corporation portfolio unless such Access Person shall have obtained prior written approval for such purpose from our Chief Compliance Officer.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

•

An Access Person who becomes aware that the Corporation is considering the purchase or sale of any Covered Security must immediately notify our Chief Compliance Officer of any interest that such Access Person may have in any outstanding Covered Security (including any security issued by the issuer of such Covered Security).

•	An Access Person shall similarly notify our Chief Compliance Officer of any other interest or connection that such Access Person might have in or with such issuer.

•

Once an Access Person becomes aware that the Corporation is considering the purchase or sale of a Covered Security in its portfolio, such Access Person may not engage in any transaction in such Covered Security (including any security issued by the issuer of such Covered Security).

•	The foregoing notifications or permission may be provided verbally, but should be confirmed in writing as soon and with as much detail as possible.

2. Securities Appearing on the Portfolio and Pipeline Reports and Restricted List. The holdings of the Corporation portfolio are detailed in the Portfolio Report that will be distributed daily to all Access Persons. Access Persons will also receive, as frequently as necessary, the names of those entities that are being considered for investment by the Corporation portfolio in the Pipeline Report. Access Persons are required to review these reports and the Restricted List prior to engaging in any securities transactions.

3. Initial Public Offerings and Limited Offerings. Access Persons of the Corporation must obtain approval from our Chief Compliance Officer before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

4. Securities under Review. No Access Persons shall execute a securities transaction in any security issued by an entity that the Corporation owns in its portfolio or is considering for purchase or sale unless such Access Person shall have obtained prior written approval for such purpose from our Chief Compliance Officer.

5. Blackout Period. No Access Person may trade in the securities of any issuer appearing on the Restricted List until notified that the entity name no longer appears on the Restricted List. Access Persons are also prohibited from trading in the names appearing on the Pipeline and Portfolio Reports (as discussed above).

6. Corporation Acquisition of Shares in Companies that Access Persons Hold Through Limited Offerings. Access Persons who have been authorized to acquire securities in a Limited Offering must disclose that investment to our Chief Compliance Officer when they are involved in the Corporation’s subsequent consideration of an investment in the issuer, and the Corporation’s decision to purchase such securities must be independently reviewed by Advisory Persons with no personal interest in that issuer.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Management of the Restricted List

Our Chief Compliance Officer will manage placing and removing names from the Restricted List. Should an Access Person learn of material non-public information concerning the issuer of any security, that information must be provided to our Chief Compliance Officer so that the issuer can be included on the Restricted List. The Chief Compliance Officer will note the nature of the information learned, the time the information was learned and the other persons in possession of this information. The Chief Compliance Officer will maintain this information in a log. Upon the receipt of such information, our Chief Compliance Officer will revise and circulate the Restricted List to all Access Persons.

Any sub-advisers to the Corporation or the investment adviser, or affiliated investment advisers, will be directed to advise the Corporation when they have obtained information that causes them to be restricted from trading in the securities of any of the names appearing in the Corporation portfolio. This information will be provided to our Chief Compliance Officer who will add the name(s) to the Restricted List and electronically circulate the revised list to Access Persons. Sub-advisers, or affiliated investment advisers, will also be required to notify the Corporation’s Chief Compliance Officer if they are restricted from trading in the securities of any of the issuers discussed with the Corporation for possible inclusion in the Corporation portfolio.

The contents of the Restricted List are highly confidential and must not be disclosed to any person or entity outside of the Corporation absent approval of our Chief Compliance Officer or the Chief Executive Officer.

Procedures to Implement the Code of Ethics

The following reporting procedures have been established to assist Access Persons in avoiding a violation of this CofE, and to assist the Corporation in preventing, detecting and imposing sanctions for violations of this CofE. Every Access Person must follow these procedures. Questions regarding these procedures should be directed to our Chief Compliance Officer.

All Access Persons are subject to the reporting requirements set forth in the next section, except as follows:

•

with respect to transactions effected for, and Covered Securities (including any security issued by the issuer of such Covered Security) held in, any account over which the Access Person has no direct or indirect influence or control; and

•	those transactions effected pursuant to an Automatic Investment Plan need not be reported on a quarterly transaction report.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Reporting Requirements

The Corporation shall appoint a Chief Compliance Officer who shall furnish each director, officer and employee with a copy of this CofE along with the other sections of the Code, and any amendments, upon commencement of employment by or affiliation with the Corporation or its investment adviser and annually thereafter.

Each director, officer and employee is required to certify, through a written acknowledgment, within 10 days of commencement of employment by or affiliation with the Corporation or its investment adviser, that he or she has received, read and understands all aspects of the Code and recognizes that he or she is subject to the provisions and principles detailed therein. In addition, our Chief Compliance Officer shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, and annual holdings reports, as described below.

Pre-Clearance Reports

Access Persons of the Corporation must obtain approval from our Chief Compliance Officer prior to entering into a transaction in a Limited Offering or an Initial Public Offering. Pre-clearance of trades in securities issued by companies whose names appear on the Pipeline and Portfolio Reports is also required of Access Persons. The pre-clearance form shall include the name of the Access Person, the date, the name of the broker who will execute the transaction, the name of the security, quantity, whether the transaction is a purchase or sale, total anticipated dollar value and any pertinent instructions, i.e., GTC, limit, etc. There will also be a line for approval or disapproval along with space for comments and the date.

If our Chief Compliance Officer does not approve the transaction, the reason for denial must be provided on the pre-clearance form.

Initial Holdings Reports

Each Access Person must, no later than 10 days after the person becomes an Access Person, submit to our Chief Compliance Officer or other designated person a report of the Access Person’s current securities holdings. The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The report must include the following:

•	the title and type of the security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares held for each security, and the principal amount;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person submits the report.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Quarterly Transaction Reports

Each Access Person must, no later than 30 days after the end of each calendar quarter, submit to our Chief Compliance Officer or other designated person a report of the Access Person’s transactions involving a Covered Security (including any security issued by the issuer of such Covered Security) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. The report must cover all transactions occurring during the calendar quarter most recently ending. The report must contain the following information:

•	the date of the transaction;

•

the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

•	the price of the security at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected; and

•	the date the Access Person submits the report.

With respect to any account established by an Access Person during the reporting quarter in which any Covered Securities were held for the direct or indirect benefit of the Access Person, the Access Person must report (a) the name of the broker, dealer or bank with whom the Access Person established the account, (b) the date the account was established, and (c) the date the report is submitted.

A quarterly transaction report must be filed by a Disinterested Director if the director knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that, during the 15-day period immediately before or after the director’s transaction in a Covered Security, the Corporation purchased or sold the Covered Security, or the Corporation or its investment adviser considered purchasing or selling the Covered Security.

Annual Holdings Reports

Each Access Person must submit to our Chief Compliance Officer or other designated person an annual holdings report reflecting holdings as of a date no more than 45 days before the report is submitted. The Annual Holdings Report must be submitted at least once every 12 month period, on a date to be designated by the Corporation. Our Chief Compliance Officer will notify every Access Person of the date. Each report must include:

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

•

the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person submits the report.

Annual Certification of Compliance

All Access Persons and Disinterested Directors must annually certify, through a written acknowledgment, to the Chief Compliance Officer that: (1) they have read, understood and agree to abide by this CofE; (2) they have complied with all applicable requirements of this CofE; and (3) they have reported all transactions and holdings that they are required to report under this CofE.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Failure by you to recognize the importance of safeguarding information and using information appropriately is greatly detrimental both to your future and to the Corporation’s. The information provided below should provide a useful guide about what constitutes insider trading and material inside information.

Summary of the Corporation’s Business Activities

The Corporation is a business development company established under the 1940 Act and registered with the U.S. Securities and Exchange Commission (the “SEC”). The Corporation offers individual investors access to debt of privately held companies within the United States, including senior secured loans, second lien secured loans and, to a lesser extent, subordinated loans. Generally, these securities will be issued by private companies that do not have any publicly-traded securities. In certain instances, however, there may be publicly-traded securities available in the marketplace for issuers in which the Corporation holds a position.

It is not expected that in the course of its trading activities the Corporation will receive access to information that is not already in the public domain. However, certain data sources may make information available to the Corporation that has not been fully disseminated in the marketplace. If this situation arises and the Corporation has an opportunity to opt to receive the information, the Access Person that encounters this situation will raise the situation with their supervisors and our Chief Compliance Officer to decide whether to opt to receive the information or decline to receive the information. If the decision is made to receive the information, our Chief Compliance Officer will update the Restricted List as it is discussed in the CofE.

In the unlikely event that you come into possession of information that is not publicly available, either through your work with us or outside of the workplace, you will be required to adhere to the Statement on the Prohibition of Insider Trading (the “Statement”) as described in the following pages. You will also be subject to certain reporting requirements in connection with complying with the Corporation’s CofE beginning with the requirement to notify our Chief Compliance Officer.

Background

The securities laws and the rules and regulations of the self-regulatory organizations are designed to assure that the securities markets are fair and honest, that material information regarding a company is publicly available, and that a security’s price and volume are determined by the free interplay of economic forces. The anti-fraud rules of the federal securities laws prohibit, in connection with the purchase or sale of a security:

•	making an untrue statement of a material fact;

•	omitting to state a material fact necessary to make the statements made not misleading; and

•	engaging in acts, practices or courses of business which would be fraudulent or deceptive.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Violation of these provisions is a crime that may result in imprisonment and can have other very serious repercussions for both the Corporation and the employee. Violators may be censured by the government or self-regulatory organizations, suspended, barred from the securities business or fined. In addition, violations may result in liability under the federal securities laws, including the Insider Trading Sanctions Act of 1984 (“ITSA”) and the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”). The Corporation’s actions with respect to any violations will be swift and forceful, since it is the victim of any such abuse.

A violation of the Corporation’s policies and procedures regarding confidential information, disclosure and the use of confidential information may result in dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not the violation of the Corporation’s policy or procedure also constituted a violation of law. Trading while in possession of or tipping on the basis of non-public information could also result in civil or criminal liability which could lead to imprisonment, fines and/or a requirement of disgorgement of any profits realized, and as a result of the violation, to an injunction prohibiting the violator from being employed in the securities industry. The Corporation may initiate or cooperate in proceedings resulting in such penalties.

Policy

No person to whom the Statement applies, including officers, directors or employees of the Corporation and its investment adviser, may trade, either personally or on behalf of others, while in possession of material non-public information, nor may any officer, director or employee communicate material non-public information to others in violation of the law. This conduct is referred to as “insider information”. Any questions regarding this policy and procedure should be directed to our Chief Compliance Officer.

While the law concerning insider trading is not rigid, it generally is understood to prohibit:

•	trading by an insider, while in possession of material non-public information;

•

trading by a non-insider while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	communicating material non-public information to others.

The elements of a claim for insider trading and the penalties for unlawful conduct are described below.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Who is an Insider?

The concept of an “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, by way of example, attorneys, accountants, consultants, bank lending officers and employees of such organizations. According to the U.S. Supreme Court, a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on information is not a basis for liability unless the information is material. Information generally is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision, or if the information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to dividend changes, earnings estimates not previously disseminated, material changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. United States 108 S. Ct. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Wall Street Journal and whether or not those reports would be favorable.

Any questions that you may have as to whether information is material must be addressed with our Chief Compliance Officer before acting in any way on such information.

What is Non-public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is public. For example, information found in a report filed with the SEC, or appearing in Reuters, Bloomberg or a Dow Jones publication or in any other publication of general circulation would, generally, be considered “public”. In certain instances, information disseminated to certain segments of the investment community may be deemed “public”. For example, research communicated through institutional information dissemination services such as First Call would be considered to be “public”. The amount of time since the information was first disseminated ordinarily is a factor regarding whether information is considered public.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Bases for Liability

Described below are circumstances under which a person or entity may be deemed to have traded on inside information, and prohibitions applicable, in particular, to investment advisers.

1. Fiduciary Duty Theory. In 1980 the U.S. Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises where there is a fiduciary relationship between the parties to the transaction. In such case, one party has a right to expect that the other party will not disclose any material non-public information and will refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

Insiders such as employees of an issuer are ordinarily considered to have a fiduciary duty to the issuer and its stockholders. In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternative theories by which such fiduciary duties are imposed on non-insiders: they can enter into a confidential relationship with the company such as, among others, attorneys and accountants (“temporary insiders”) or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider or temporary insider who has violated his fiduciary duty to the company’s shareholders.

In the “tippee” situation, a breach of duty occurs only if the insider or temporary insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be of a financial nature, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

2. Misappropriation Theory. Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from another person. In Carpenter v. United States, the Court found that a columnist defrauded The Wall Street Journal by communicating information prior to its publication to another person who used the information to trade in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include the following:

•	jail sentences;

•	civil injunction;

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

•	treble damages;

•	disgorgement of profits;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Controlling the Flow of Sensitive Information

The following procedures have been established to assist the officers, directors and employees of the Corporation and its investment adviser in controlling the flow of sensitive information so as to avoid the possibility of trading on material non-public information either on behalf of the Corporation or for themselves and to assist the Corporation and its supervisory personnel in surveilling for, and otherwise preventing and detecting, insider trading. Every officer, director and employee of the Corporation and its investment adviser must follow these procedures or risk serious sanctions by one or more regulatory authorities and/or the Corporation, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult our Chief Compliance Officer.

1. Identifying Inside Information. Before trading for yourself or others in the securities of a company about which you have what you believe to be inside information, ask yourself the following questions:

•

Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? To what extent, for how long, and by what means has the information been disseminated? If information is public, it normally may not be used in connection with effecting securities transactions; however, if you have any doubts whatsoever as to whether the information is public, you must ask our Chief Compliance Officer prior to trading on, or communicating (except in accordance with the procedures and requirements herein) such information.

•

Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

If, after consideration of the above, you believe that the information may be material and non-public, or if you have questions in that regard, you should take the following steps:

•	Report the matter immediately to our Chief Compliance Officer.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

•	Do not purchase or sell the securities on behalf of yourself or others.

•	Do not communicate the information inside or outside of the Corporation, other than to our Chief Compliance Officer.

•

After our Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

2. Restricting Access to Material Non-public Information. Information in your possession that you identify as material and non-public may not be communicated to anyone, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

3. Personal Security Trading. All officers, directors and employees of the Corporation and its investment adviser must trade in accordance with the provisions of the CofE as well as the Statement in order to assist the Corporation with monitoring for violations of the law.

4. Restricted List. As defined in the CofE, the Corporation’s Chief Compliance Officer will maintain a Restricted List. Disclosure outside of the Corporation as to what issuers and/or securities are on the Restricted List could therefore constitute tipping and is strictly prohibited.

5. Supervision/Investigation. Should our Chief Compliance Officer learn, through regular review of personal trading documents, or from some other source, that a violation of this Code is suspected, our Chief Compliance Officer shall alert the Chief Executive Officer of the Corporation. Together these parties will determine who should conduct further investigation, if they determine one is necessary.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

ADMINISTRATION OF THE CODE

Our Chief Compliance Officer has overall responsibility for administering the Code and reporting on the administration of and compliance with the Code and related matters to our Board of Directors.

Our Chief Compliance Officer shall review all reports to determine whether any transactions recorded therein constitute violations of the Code. Before making any determination that a violation has been committed by a person subject to the Code, such person shall be given an opportunity to supply additional explanatory material. Our Chief Compliance Officer shall maintain copies of the reports as required by Rule 17j-1(f) under the 1940 Act.

No less frequently than annually our Chief Compliance Officer must furnish to the Board of Directors, and the Board of Directors must consider, a written report that describes any issues arising under the Code or its procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or its procedures and any sanctions imposed in response to material violations. This report should also certify that the Corporation has adopted procedures reasonably designed to prevent persons subject to the Code from violating the Code.

SANCTIONS FOR CODE VIOLATIONS

All violations of the Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

APPLICATION/WAIVERS

All of the directors, officers and employees of the Corporation and its investment adviser are subject to this Code.

Insofar as other policies or procedures of the Corporation or its investment adviser govern or purport to govern the behavior or activities of all persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

Any amendment or waiver of any portion of the Code under the heading “Principles of Business Conduct” for an executive officer or member of our Board of Directors must be made by our Board of Directors and disclosed on a Form 8-K filed with the SEC within four business days following such amendment or waiver.

CODE OF BUSINESS CONDUCT, ETHICS AND

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

RECORDS

the Corporation shall maintain records with respect to this Code in the manner and to the extent set forth below, which records may be maintained on microfilm or electronic storage media under the conditions described in Rule 31a-2(f) under the 1940 Act and shall be available for examination by representatives of the SEC:

1. A copy of this Code and any other code of ethics of the Corporation that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

2. A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3. A copy of each report made by an Access Person or duplicate account statement received pursuant to the Code, shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

4. A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

5. A copy of each report made to the Corporation Board of Directors shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

6. A record of any decision and the reasons supporting the decision, to approve the direct or indirect acquisition by an Access Person of Beneficial Ownership in any securities in an Initial Public Offering or a Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

REVISIONS AND AMENDMENTS

This Code may be revised, changed or amended at any time by our Board of Directors. Following any material revisions or updates, an updated version of this Code will be distributed to you, and will supersede the prior version of this Code effective upon distribution. We may ask you to sign an acknowledgement confirming that you have read and understood the revised version of the Code, and that you agree to comply with the provisions.

APPENDIX A

FS Investment Corporation II (the “Corporation”)

Acknowledgment Regarding

Code of Business Conduct, Ethics and Statement on the Prohibition of Insider Trading

This acknowledgment is to be signed and returned to our Chief Compliance Officer and will be retained as part of your permanent personnel file.

I have received a copy of the Corporation’s Code of Business Conduct, Ethics and Statement on the Prohibition of Insider Trading (the “Code”), read it, and understand that the Code contains the expectations of the Corporation regarding employee conduct, ethical behavior and the prohibition of trading on insider information. I agree to observe the policies and procedures contained in the Code and have been advised that, if I have any questions or concerns relating to such policies or procedures, I understand that I have an obligation to report to the Audit Committee, the Chief Compliance Officer or other such designated officer, any suspected violations of the Code of which I am aware. I also understand that the Code is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment.

Name (Printed)

Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with the Corporation’s Code of Business Conduct, Ethics and Statement on the Prohibition of Insider Trading.

APPENDIX B

FS Investment Corporation II (the “Corporation”)

PRE-CLEARANCE FORM

Use this form to request pre-clearance of a transaction to purchase a Limited Offering, Initial Public Offering or to purchase or sell a security issued by an issuer appearing on the Portfolio or Pipeline Reports. Please submit this form, together with a copy of the Limited Offering documentation to the Chief Compliance Officer at least five (5) business days before the planned investment.

Employee Name:	Date:

Name of Broker Executing Transaction:

Issuer/Security Name:

Terms of Transaction (purchase or sale, price, quantity, purchaser – individual, joint, entity, etc.):

Proposed Transaction Date:

How did you learn about this opportunity?

Related to a Portfolio or Pipeline security?

Approved:	Date:

Not Approved:	Date:

Comments:

APPENDIX C

FS Investment Corporation II (the “Corporation”)

INITIAL HOLDINGS REPORT

As of

To:         Chief Compliance Officer

A. Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined in the Corporation’s Code of Business Conduct, Ethics and Statement on the Prohibition of Insider Trading:

Title of Security	Ticker Symbol/ CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B. Brokerage Accounts. I, or a Beneficial Owner, have established the following accounts in which securities are held for my direct or indirect benefit:

Name of Broker, Dealer or Bank

1.

2.

3.

Date:	Signature:

Print Name:

APPENDIX D

FS Investment Corporation II (the “Corporation”)

QUARTERLY TRANSACTION REPORT

For the Calendar Quarter Ended:

To:         Chief Compliance Officer

A. Securities Transactions. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Corporation’s Code of Business Conduct, Ethics and Statement on the Prohibition of Insider Trading:

Title of Security	Ticker Symbol/ CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B. New Brokerage Accounts. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank                     Date Account Was Established

C. Other Matters. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

Print Name:

APPENDIX E

FS Investment Corporation II (the “Corporation”)

ANNUAL HOLDINGS REPORT

As of December 31, 20

To:         Chief Compliance Officer

As of December 31, 20__, I had direct or beneficial ownership interest in the securities listed below which are required to be reported pursuant to Rule 17j-1 under the Investment Company Act of 1940:

A. Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined in the Corporation’s Code of Business Conduct, Ethics and Statement on the Prohibition of Insider Trading:

Title of Security	Ticker Symbol/ CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B. Brokerage Accounts. As of December 31, 20__, I or a Beneficial Owner maintained accounts with brokers, dealers, and banks listed below in which securities were held for my direct or indirect benefit:

Name of Broker, Dealer or Bank                     Date Account was Established *

1.

2.

3.

This report (i) excludes securities and accounts over which I had no direct or indirect influence or control;(ii) excludes securities not required to be reported (for example, direct obligations of the U.S. Government, shares of registered investment companies etc.); and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities accounts listed above.

Date:	Signature:

Print Name:

*Note: If account was established before 20__, you can state that it was established before 20__.